SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): December 12, 2001


                              INVACARE CORPORATION
                              --------------------
             (Exact Name of Registrant as Specified in its Charter)


                                      OHIO
                 (State or Other Jurisdiction of Incorporation)


            0-12938                                  95-2680965
      -------------------                       -------------------
     (Commission File No.)                (IRS Employer Identification No.)


               One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036
              ----------------------------------------------------
                    (Address of Principal Executive Offices)


                                 (440) 329-6000
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

--------------------------------------------------------------------------------
Item 5.  Other Events.

Invacare Corporation news release dated December 12, 2001.

                                                  Investor Inquiries:
                                                  John T. Bingle
                                                  Director - Investor Relations
                                                  (440) 329-6379

NEWS RELEASE


INVACARE CORPORATION DISCUSSES MARKET CONDITIONS, LOWERS EARNINGS OUTLOOK FOR FOURTH QUARTER AND ANNOUNCES CHARGE FOR WRITE DOWN OF MINORITY INTEREST INVESTMENTS

CONFERENCE CALL SET FOR TODAY AT 10:00 AM

ELYRIA, Ohio - (December 12, 2001) - Invacare Corporation (NYSE: IVC), today issued the following statement that discusses the current market conditions in the home medical equipment industry, revises fourth quarter sales and earnings outlook, announces a charge to write down minority interest investments and provides guidance for 2002. The Company also announced a conference call at 10:00 a.m. EST today to answer questions with respect to this release.


MARKET  CONDITIONS
Sales have remained soft since the tragic events of September 11 as our dealers have remained extremely cautious. Evidence of this caution came at the industry's largest trade show held in New Orleans in October, as the Company estimates that attendance was down 25% from normal levels. This impacted Invacare, as substantial sales are normally generated at this event. Customers have also reported that the unusually warm winter so far over much of the U.S. has dampened demand for respiratory equipment. In Europe, sales have slowed considerably due to reimbursement issues in major markets that are restraining demand. The supplies business has stabilized, but sales growth has remained at single-digit levels due to continued competitive pricing, a changing business model and the de-emphasis of medical supplies by some providers.

These conditions have resulted in a sales decline for the two months ended November 30, a trend that has continued in early December. On a positive note, the new products and programs the Company introduced at the industry trade show, many of which will not be available for shipment until late December, generated a significant amount of excitement and interest from customers. This response gives the Company confidence that the focus on increasing R&D and marketing spending will spur sales growth once the market and economy returns to normal.

Overall, the fundamentals of the industry remain strong, but we believe that several additional factors have exacerbated the temporary decline in demand since September 11. The availability of credit for our dealers has been limited all year. Banks have been cautious due to the weakening economy and have tightened further after the events of September 11. Several financial institutions have changed strategic direction and eliminated health care lending units. Invacare helped fill this credit gap through the year as evidenced by our increase in DSOs to 72 days at September 30, 2001 from 64 days at December 31, 2000. In light of the current uncertain economic and market conditions, Invacare has determined that it is not prudent to continue filling this void. The Company is now extremely focused on stabilizing and reducing DSOs. This action will limit the ability of certain dealers to continue purchasing at past levels until their payable balances are reduced or the credit environment improves and will temporarily dampen sales.

Clearly, the delay by the Center for Medicare and Medicaid Services in issuing the regulations required to implement the consumer upgrade provisions, as well as the recent precipitous drop in consumer confidence, has limited the previously anticipated boost in market growth. In addition, there has been an increase in acquisition activity at the provider level that has resulted in reduced demand due to the normal inventory consolidation that occurs in these transactions. As the talk of further consolidation continues, there is some evidence that providers are reducing inventories to make themselves more attractive acquisition targets.

Despite the sales decline over the past two months, the Company believes it is continuing to gain market share and that underlying demand exists for our products but is not being translated into orders at this time. Given the strong belief in the fundamental strength of the industry, Invacare has decided not to change its strategic focus of investing heavily in R&D, sales and marketing programs that support the brand strategy, e-Commerce initiatives that help streamline the ease of doing business with the Company, and operational and purchasing programs that lower costs and improve asset utilization.

An example of this commitment to the strategic initiatives is the October announcement that the Company had retained Arnold Palmer as its spokesperson. The Company will invest a significant amount in the "Yes, you canTM" campaign featuring Mr. Palmer because it is an important part of establishing the Invacare brand. An ancillary benefit of this program is that it puts a widely recognized face on an industry that is not yet established in the eye of the general public. Spending on the development of this program has already begun while the benefits will not be realized until the second half of 2002 as the campaign will not be launched until March. These initiatives will enhance the Company's position as the industry leader and will contribute to strong sales and profit growth over the long-term.

Commenting on the decision to continue these strategic investments in the face of the soft market conditions, A. Malachi Mixon, III, chairman and chief executive officer, stated, "As the largest individual shareholder, I assure you that we are committed to producing sustainable improvements in long-term shareholder value but will not cut these important programs for short-term profits at the expense of the future. We expect that these initiatives will result in incremental costs of approximately $1.5 million in the fourth quarter and $8 million in 2002."

SALES AND EARNINGS  GUIDANCE
The recent economic decline and tightening of the capital markets have significantly impacted the value of certain minority interest investments that the Company has made over the past several years. The market potential for these companies has been limited by the inability to attract additional funding in the difficult capital market environment. Given the current outlook for the financial markets and the economy, it has been determined that the decline in the value of these investments is other than temporary. Therefore, pursuant to current accounting requirements, the Company is required to write down the value of these investments. The fourth quarter non-cash charge will be approximately $28 million ($24 million after tax or $.76 per share).

The Company expects a sales decline of 4-6% in the fourth quarter. The reduced sales expectations, coupled with the decision to stay the course on investing in strategic programs, will result in EPS before the charge of $.42 to $.45 per share compared to the $.62 earned last year. For the full year 2001, EPS before the charge is expected to be $1.91 to $1.95 compared to $1.95 in 2000.

For 2002, based on current market conditions continuing, the Company expects mid single-digit sales growth. With the increased spending of $11 million on the strategic initiatives and projected insurance and benefit cost increases, the Company expects to report EPS in the range of $2.28 to $2.35 per share for 2002. This estimate includes a benefit of $.25 per share from the change in accounting for goodwill and $.10 per share from a lower tax rate. There is upside potential from higher sales levels should the market return to a more normal demand pattern in early 2002.

Mixon concluded by saying, "While we are disappointed in the results achieved since the tragic events of September 11, we are determined to stay the course on a journey that will further distance us from our competitors. We are building our brand identity using Arnold Palmer as a spokesperson. We are completely reinvigorating our product line - over the next six quarters, 90% of the current major product lines will be replaced with products offering higher performance and improved aesthetics at lower costs. On the operations side, we will continue to drive costs out of the system by reducing product line complexity, improving manufacturing efficiency and developing a world class international sourcing capability. Over the past few years when we encountered short-term sales pressure, we responded by cutting costs and delaying strategic initiatives to meet short-term profit expectations. We don't believe that is the right approach today. We are pressing the advantage over our competitors that our financial strength gives us in difficult times. We expect these actions will result in significant growth in sales and profits once confidence in the strength of the global economy is fully restored."


CONFERENCE  CALL
The Company will host a conference call on Wednesday December 12, 2001 at 10:00 a.m. EST to discuss the current guidance and charge for the quarter. The conference call will be simulcast over the Internet. The call is available at www.invacare.com or at www.companyboardroom.com during the call and will be archived through December 17, 2001 for those unable to listen to the live Web cast. Interested parties may also access the conference call live by dialing 800-263-8506 at the referenced time and entering 662545 as the confirmation code. A replay of the call will be available through December 17, 2001 at 888-203-1112 using the 662545 confirmation code.


Invacare Corporation (NYSE:IVC - news), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home medical products that promote recovery and active lifestyles. The Company has 5,600 associates and markets its products in 80 countries around the world. For more information about the company and our products, visit Invacare's website at www.invacare.com.


This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "achieve," "increase," "plan," "can," "expect," "pursue," "benefit," "continue," "exceed," "improve," "believe," "build," "strengthen," "new," "lower," "drive," "seek," "hope," and "create," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those anticipated as a result of risks and uncertainties which include, but are not limited to the following: pricing pressures, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues including those that affect the viability of customers, the acceptance of newly introduced products, Invacare's ability to successfully capitalize on its branding strategy, the effect of offering customers competitive financing terms, Invacare's ability to effectively identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions, the timely completion of facility consolidations, the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions, foreign currency and interest rate risk, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements for any future events or circumstances.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     INVACARE CORPORATION



                                                      By: /S/ Thomas R. Miklich
                                                          ---------------------
                                                              Thomas R. Miklich
December 13, 2001                                       Chief Financial Officer